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New England Electric Resources, Inc.

Articles of Amendment




     Effective June 27, 1997, Article I of the Company's Articles of Organization was amended to read in its entirety as follows:

     "The name of the corporation is: NEES Global Transmission, Inc."

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NEES Global Transmission, Inc.

Articles of Amendment




     Effective May 8, 1998, Article I of the Company's Articles of Organization was amended to read in its entirety as follows:

     "The name of the corporation is: NEES Global, Inc."

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NEES Global, Inc.

Articles of Amendment




     Effective December 13, 1999, Article I of the Company's Articles of Organization was amended to read in its entirety as follows:

     "The name of the corporation is: Wayfinder Group, Inc."